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                                                                Exhibit 99.15(b)

                           SHAREHOLDER SERVICES PLAN
                                       OF
                       MAINSTAY INSTITUTIONAL FUNDS INC.


     WHEREAS, MainStay Institutional Funds Inc. (the "Company") engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial interest of the Company are currently divided into eleven separate series, including Bond Fund, EAFE Index Fund, Growth Equity Fund, Indexed Bond Fund, Indexed Equity Fund, International Bond Fund, International Equity Fund, Money Market Fund, Multi-Asset Fund, Short-Term Bond Fund and Value Equity Fund (the "Funds");

     WHEREAS, shares of the Funds are or may be issued in two classes, designated the Institutional Class and the Institutional Service Class, respectively;

     WHEREAS, New York Life Insurance Company ("New York life") Acts as administrator for the Funds pursuant to an Administration Agreement, dated December 28, 1990;

     WHEREAS, on behalf of Bond Fund, EAFE Index Fund, Growth Equity Fund, Indexed Bond Fund, Indexed Equity Fund, International Bond Fund, International Equity Fund, Money Market Fund, Multi-Asset Fund, Short-Term Bond Fund and Value Equity Fund, the Company desires to appoint New York Life to provide certain services to holders of the Institutional Service Class shares of the Funds under the terms and conditions described herein;

     NOW, THEREFORE, the Company hereby adopts this Shareholder Services Plan (the "Plan"), on behalf of the Institutional Service Class shares of the Funds, and New York Life hereby agrees to provide the shareholder services described herein, subject to the following terms and conditions:

     1. Each Fund is authorized to pay to New York Life, as compensation for service activities (as defined in Paragraph 5 hereof) rendered by New York Life to holders of the Institutional Service Class shares of a Fund, a shareholder service fee at the rate of 0.25% on an annualized basis of the average daily net asset value of Institutional Service Class shares of the Fund (the "Fee"). Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board shall determine. New York Life is authorized to pay its affiliates or independent third party service providers for performing service activities consistent with this Plan.

     2. The Plan shall not take effect with respect to the Institutional Service Class of a Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Institutional Service Class of the Fund.

     3. The Plan shall not take effect with respect to a class of shares of a Fund until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested
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persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     4. The Plan shall continue in full force and effect as to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 3.

     5. New York Life shall provide to the Directors of the Company and the Directors shall review, at least quarterly, a written report of the amounts expended in connection with its performance of "service activities," as defined in this paragraph 5, and the purposes for which such expenditures were made. New York Life shall submit only information regarding amounts expended for "service activities" to the Board in support of the Fee payable hereunder.

     For purposes of the Plan, "service activities" shall mean those activities for which a "service fee," as defined by the rules of the National Association of Securities Dealers Inc., may be paid.

     6. The amount of the Fee payable to New York Life under Paragraph 1 hereof is not related directly to expenses incurred by New York Life, its affiliates, or independent third party service providers on behalf of a Fund in servicing holders of Institutional Service Class shares of the Fund. The Fee set forth in Paragraph 1 hereof will be paid by a Fund to New York Life until the Plan is terminated or not renewed with respect to that Fund. If the Plan is terminated or not renewed with respect to a Fund, any expenses incurred by New York Life, its affiliates or independent third party service providers, on behalf of the Fund in excess of the payments of the Fee specified in Paragraph 1 hereof which New York Life has received or accrued through the termination date are the sole responsibility and liability of New York Life, and are not obligations of the Fund.

     7. This Plan may be terminated as to any Fund at any time, without payment of any penalty, by vote of a majority of the Plan Directors or by a vote of a majority of the outstanding voting securities of the affected class of a Fund on not more than 30 days' written notice to any other party to the Plan.

     8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

     9. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     10. The Plan may be amended at any time with respect to a Fund provided that any amendment to increase materially the amount of the Fee provided for in Paragraph 1 is invalid and
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unenforceable unless such amendment is approved in the manner provided for initial approval in Paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in Paragraph 3 hereof.